ASIAN TRENDS MEDIA HOLDINGS, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

-------------------------------------------------

INDEX TO PRO-FORMA FINANCIAL STATEMENTS

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET, SEPTEMBER 30, 2008	F-1

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE PERIOD ENDED SEPTEMBER 30, 2008	F-2

NOTES TO UNAUDITED PRO-FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS	F-3

ASIAN TRENDS MEDIA HOLDINGS, INC.

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2008

		Asian
	CLCE	Trends	Pro forma	Pro forma
	Historical	Historical	Adjustments	Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalent	$1,406,839	$458,616	$(1,406,839)(6)	$458,616
Restricted cash	1,301,323	-	(1,301,323)(6)	-
Construction in progress – real estate for resale	55,038,941	-	(55,038,941)(6)	-
Prepayments and other assets	793,856	85,192	(793,856)(6)	85,192
Deferred selling cost	718,574	-	(718,574)(6)	-
Receivables from associated Companies	1,632,417	-	(1,632,417)(6)	-
Total current assets	60,891,950	543,808	-	543,808
PROPERTY AND EQUIPMENT, net of accumulated
depreciation	194,435	20,661	(194,435)(6)	20,661
TOTAL ASSETS	$61,086,385	$564,469	$-	$564,469
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Bank loans (current portion)	$10,170,398	$-	$(10,170,398)(6)	$-
Accounts payable	1,860,330	-	(1,860,330)(6)	-
Accrued expenses and other payables	418,325	15,481	(418,325)(6)	15,481
Deferred revenue	11,720,139	-	(11,720,139)(6)	-
Due to director	6,378,057	-	(6,378,057)(6)	-
Taxes payable	445,087	-	(445,087)(6)	-
Deferred tax liability	197,560	-	(197,560)(6)	-
Payables to associated companies	19,894,600	-	(19,894,600)(6)	-
Total current liabilities	51,084,496	15,481		15,481
BANK LOAN (net of current portion)	10,170,398	-	(10,170,398)(6)	-
TOTAL LIABILITIES	61,254,894	15,481	-	15,481
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock	5,000	-	(5,000)(2)	-
Shares effectively issued to former CLCE
Shareholders as part of the December 30, 2008
recapitalization	2,027	-	-	2,027
Common stock	-	75,793	-	75,793
Additional paid in capital	5,394,059	524,207	(5,396,086) (3)	522,180
Accumulated deficits	(6,339,762)	(51,012)	6,339,762(4)	(51,012)
Accumulated other comprehensive income	770,167	-	(770,167) (5)	-
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(168,509)	548,988	-	548,988
TOTAL LIABILITIES AND STOCKHOLDERS’
EQUITY (DEFICIT)	$61,086,385	$564,469	$-	$564,469

ASIAN TRENDS MEDIA HOLDINGS, INC.

UNAUDITED PRO-FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED SEPTEMBER 30, 2008

	CLCE Historical	Asians Trend Historical		Pro forma Adjustments	Pro forma Combined

REVENUE	$-	$346		$-	$346

COST OF SALES	-	9,487		-	9,487

GROSS LOSS	-	(9,141)		-	(9,141)

EXPENSES
Selling, general and administrative	2,771,634	41,871		(2,771,634)(1)	41,871

OPERATING INCOME (LOSS)	(2,771,634)	(51,012)			(51,012)

OTHER INCOME (EXPENSE)
Interest income	39,150	-		(39,150)(1)	-
Exchange gain	223,666	-		(223,666)(1)	-
Other	16,248	-		(16,248)(1)	-
TOTAL OTHER INCOME (EXPENSE)	279,064	-		-	-

LOSS BEFORE INCOME TAX	(2,492,570)	(51,012)		2,492,570	(51,012)

PROVISION FOR INCOME TAXES	(769,617)	-		769,617(1)	-

NET LOSS	$(3,262,187)	$(51,012)	$		$(51,012)

OTHER COMPREHENSIVE INCOME

Gain on foreign exchange translation	415,587	-		(415,587)(1)	-

COMPREHENSIVE LOSS	$(2,846,600)	$(51,012)	$		$(51,012)

ASIAN TRENDS MEDIA HOLDINGS, INC.

NOTES TO PRO-FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------

NOTE 1 BASIS OF PRESENTATION

The unaudited pro-forma consolidated financial statements include the accounts of Asian Trends Media Holdings, Inc. (“CLCE” or the “Company”), Asian Trends Broadcasting Inc. (“Asian Trends”) and subsidiary.

On December 30, 2008, the Company entered into and closed a Share Exchange Agreement (the “Share Exchange Agreement”) with Asian Trends and the shareholders of Asian Trends (“Shareholders”) to acquire 100% ownership of Asian Trends from the Shareholders at a consideration of 75,793,200 restricted shares of the Company’s common stock (“Exchange Shares”) to the Shareholders. Immediately upon completion of the share exchange transaction through issuance of the Exchange Shares, CLCE had a total of 125,793,200 shares of its common stock issued and outstanding.

On December 31, 2008, the Company closed the transaction set forth in the Agreement with Clifford Manufacturing Co. Ltd.(“Clifford Mfg.”).  Pursuant to the terms of the Agreement with Clifford Mfg., Clifford Mfg. acquired 100% ownership of the issued and outstanding capital stock of Parkade International Ltd.(“Parkade”).  In consideration for the Parkade Shares, Clifford Mfg. caused its affiliates to deliver the agreed shares to the Company.

Given CLCE’s disposal of its previous real estate business, Parkade, at approximately the same time as its acquisition of Asian Trends, the substance of the merger with CLCE appeared to be that of merge with a public shell company.  As such, the reverse merger should be treated for accounting purpose as a recapitalization.  Immediately following the issuance and cancellation of the Company’s common stock and preferred stock, the Company has 77,820,000 shares of its common stock issued and outstanding.

Asian Trends, through its Hong Kong-based subsidiary, operates liquid crystal display (“LCD”) flat-panel televisions and LCD billboards that advertise in Hong Kong.  These billboards reach urban consumers at various locations.  Asian Trends generates revenue from the sale of air time to its clients for advertising.

NOTE 2 PRO FORMA FINANCIAL STATEMENTS

The Company acquired 100% ownership of Asian Trends. The accompanying unaudited pro forma combined financial statements are based upon the historical consolidated balance sheets and consolidated statements of operations of the Company and Asian Trends. The unaudited pro forma combined balance sheet has been prepared as if the acquisition occurred on September 30, 2008. The unaudited pro forma combined financial statements of operations for the period ended September 30, 2008 have been prepared as if the acquisition had occurred on July 21, 2008 (date of incorporation of Asian Trends). The statements are based on accounting for the business combination as a reverse acquisition, whereby the Company will be the surviving corporate entity, but Asian Trends is the accounting acquirer. As Asian Trends is the accounting acquirer in a transaction accounted for as a purchase in accordance with generally accepted accounting principles, the purchase price has been allocated to the Company's assets and liabilities based upon preliminary estimates of their respective fair values. The pro forma information may not be indicative of the results that actually would have occurred if the merger had been in effect from and on the dates indicated or which may be obtained in the future.

NOTE 3 PRO-FORMA ADJUSTMENTS

The following are explanations for the pro-forma adjustments above:

(1)	Elimination of all income and expenses of CLCE before the merger.
(2)	Decrease in preferred stock as a result of cancellation of shares for merger.

(3)	Net effect of decrease in additional paid in capital as a result of cancellation of paid up of subscription capital of Asian Trends shareholders.

(4)	Net effect of decrease in accumulated deficits as a result of cancellation of original accumulated deficits of the CLCE.
(5)	Net effect of elimination of accumulated other comprehensive income as a result of elimination of accumulated other comprehensive income of CLCE before merger.

(6)	Elimination of all assets and liabilities of CLCE before the merger.
(1)	Elimination of all income and expenses of CLCE before the merger.